EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), with an effective date of May 2, 2022 (the “Effective Date”), is entered into by and between Innovative MedTech, Inc (the “Company”) and Red Halo, LLC (the “Consultant”). Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS:

A.	The Consultant has the business and operational expertise and experience to assist the Company;

B.	The Consultant is offering its services as a consultant to the Company;

C.	The Company desires to retain the Consultant as an independent contractor and to memorialize the terms or the Parties’ arrangement by entering into this written Agreement; and,

D.	The Parties agree that this Agreement reflects the entire understanding and agreements between the Parties hereto.

AGREEMENT:

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

1. Engagement.

(a) The Company hereby engages Consultant, as an independent contractor, to (a) act (have its principal, Michael Friedman, act) as President of the Company, (b) provide management, financial and operational advice, and (c) provide services to Company relating to business operations, opportunities and general business practices (collectively, the “Services”).

(b) Consultant hereby accepts the engagement to provide the Services to the Company on the terms and conditions set forth herein.

2. Compensation. In consideration of the Services to be performed by the Consultant hereunder, the Company shall pay Consultant consulting fees consisting of the following:

(a)

Signing Bonus. Upon the signing of this Agreement, Consultant shall receive a stock bonus of 50,000 non-qualified cashless stock options at a cashless exercise price of $1.56 per share, with a term of 7-years.

(b)	Base Fee.

(i)

 During the Term, the Company shall pay to Consultant an annual fee of $150,000 (“Base Fee”). A decrease in the Base Fee may only occur simultaneous with a corresponding decrease of other executives of the Company. The Company may increase the Base Fee, in its sole discretion, taking into account Company and individual performance objectives. Upon the Company closing its current capital raise (and deeming that it has raised a sufficient amount (either more or less) of the $6,600,000 that the Company is intending to raise), then the Base Salary shall be increased to $200,000. In addition, Consultant’s Base Fee will automatically be increased on an annual basis by $50,000 for each $10,000,000 increase in the Company’s gross revenues from all sources over the Threshold Revenue Amount. For purposes of this Agreement, the Threshold Revenue Amount means $1,000,000 (the approximate of the Company’s current revenue). By way of example, if the Threshold Revenue Amount is $1,000,000, and the Company’s gross revenues for fiscal year 2022 are $20,000,000, Consultant’s Base Fee would be increased by $100,000, effective June 30, 2023.

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(ii)

Within 90 days following the end of each fiscal year, the Company will prepare and deliver to Consultant the Company’s computation of the Company’s gross revenue for the immediately preceding fiscal year and any resulting increase in the Base Fee. Consultant will have a period of 15 days thereafter to provide written notice to the Company of his objection to such computation (an “Objection Notice”) specifying in reasonable detail the basis of such objection. If Consultant fails to deliver an Objection Notice within such 15-day period, the Company’s computation of gross revenue will be final and binding on the parties. If Consultant timely delivers an Objection Notice, then the Company and Consultant will work in good faith to resolve such dispute and agree on the Company’s gross revenue for the immediately preceding fiscal year during the 10-day period following the Company’s receipt of the Objection Notice (the “Negotiation Period”). If they are unable to do so, then the determination of the Company’s gross revenue for the applicable fiscal year will be calculated by the Company’s independent accounting firm, and the determination of the independent accounting firm will be final and binding on the parties. The Company will use commercially reasonable efforts to cause its independent accounting firm to deliver its determination of gross revenue within 30 days following the expiration of the Negotiation Period. The costs and fees of the independent accounting firm will be paid by the Company.

(c)	Annual Cash Bonus. Within 90 days after the end of each fiscal year beginning June 30, 2022, , if the Company’s Net Income (as filed with the SEC and excluding any extra-ordinary major shareholder related expenses) is at or great than $600,000, then Consultant shall receive a minimum annual cash bonus of $60,000, which may be increased based on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

(d)	Annual Stock Bonus. Within 90 days after the end of each fiscal year beginning June 30, 2022, , if the Company’s total Revenue (as filed with the SEC) has grown at least 12.00% from its prior fiscal year, then Consultant shall receive an annual stock bonus of a minimum of 50,000 non-qualified cashless stock options at a cashless exercise price of $1.56 per share, with a term of 7-years.

(e)	Long-Term Incentive Award. Consultant shall be eligible to receive the following options for each fiscal year during the Term determined by reference to the Company’s gross revenue for such fiscal year and the table set forth below:

Gross Revenue	# of Options	Non-Qualified Stock Options w/ a cashless Strike Price (7-year terms)
$5,000,000	100,000	$1.56
$10,000,000	150,000	$2.00
$20,000,000	200,000	$3.00
$40,000,000	250,000	$4.00
$75,000,000	300,000	$5.00
$100,000,000	350,000	$6.00

Any Options awarded under this Section 3(e) must be issued no later than 90 days following the end of the applicable fiscal year.

If the Company’s Gross Revenues exceed the $100,000,000 mark, then the Company and Consultant shall, in good faith, negotiate new stock option incentive awards.

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3.	Termination.

(a)

General. The Company may terminate this Agreement for any reason or no reason, and Consultant may terminate this Agreement for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Consultant is required to provide to the Company at least sixty days’ written notice of intent to terminate this Agreement for any reason unless the Company specifies an earlier date of termination or the Company has engaged in a material breach of the terms of this Agreement. For purposes of this Agreement, the following terms have the following meanings:

		(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Fee through the Termination Date, payable within thirty days following the Termination Date; (ii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the Termination Date, payable within thirty days following the Termination Date; (iii) a pro-rated bonus under Section 2 hereof, payable within thirty days following the Termination Date; and (iv) all other incentives and bonuses under Section 2(c), (d) and (e), payments, benefits, or fringe benefits to which Consultant shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

		(ii)	“Cause” shall mean: (i) a breach by Consultant of Consultant’s fiduciary duties to the Company, but only if Consultant fails to cure such breach within 30 days after the date on which the Company delivers written notice thereof to him; (ii) Consultant’s material breach of this Agreement, but only if Consultant fails to cure such breach within 30 days after the date on which the Company delivers written notice thereof to him; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) Consultant’s violation of the Company’s substance abuse policy, resulting in material harm to the Company; (v) Consultant’s material negligence or dereliction in the performance of, or failure to perform, Consultant’s duties, which remains uncured or continues after 30 days’ written notice by the Company thereof; (vi) Consultant’s refusal or failure to carry out a lawful directive of the Company or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Consultant’s responsibilities, but only if Consultant fails to cure such breach within 30 days after the date on which the Company delivers written notice to his of such refusal or failure; or (vii) any conduct, action or behavior by Consultant that is, or is reasonably expected to be, materially damaging to the Company, whether to the business interests, finance or reputation, but only if Consultant fails to remedy such conduct within 30 days after the date on which the Company delivers written notice thereof to him.

		(iii)	“Good Reason” shall mean (i) a material breach by the Company of its obligations under this Agreement, which breach remains uncured within thirty days after the Board’s receipt of written notice thereof from Consultant, (ii) the change of Consultant’s title without his prior written consent to a title that confers less responsibility than President, (iii) a material diminishment of Consultant’s duties and responsibilities without his prior written consent, (iv) a change in Consultant’s principal location to a location more than 25 miles away from the location set forth as the Company’s location at 2500 E. Hallandale Beach Blvd, Ste 800 Hallandale Beach, FL 33009 without Consultant’s prior written consent, or (v) a material diminishment of the perquisites and benefits available to Consultant.

		(iv)	“Termination Date” shall mean the date on which Consultant’s Agreement hereunder terminates in accordance with this Agreement.

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(b)	Termination Without Cause or Termination by Consultant for Good Reason. In the event that Consultant’s Agreement hereunder is terminated by the Company without Cause or by Consultant for Good Reason, Consultant shall be entitled to receive the Accrued Benefits. In addition, commencing sixty days following the Termination Date, the Company shall continue to pay Consultant’s Base Fee (the “Base Payments”) for a period of twelve (12) months, and Consultant will continue to be paid the bonus and incentives; provided, however, that the Base Payments and continuing bonus and incentives shall be conditioned upon the execution, non-revocation, and delivery of a general release of claims by Consultant, in a form reasonably satisfactory to the Company (with the Company to provide such form to Consultant prior to, on, or within seven days following the Termination Date) within sixty days following the Termination Date. In the event that Consultant fails to timely execute and deliver such a release, the Company shall have no obligation to pay Base Payments under this Agreement.

(c)	All Other Terminations. In the event that Consultant’s Agreement hereunder is terminated by the Company for Cause, by Consultant without Good Reason, or due to Consultant’s death or disability, Consultant shall be entitled to receive only the Accrued Benefits.

(d)	Return of Company Property. Upon termination of Consultant’s Agreement for any reason or under any circumstances, Consultant shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials) in his possession or under his control.

(f)	Post-Termination Cooperation. Consultant agrees and covenants that, following the Term, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Consultant is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Consultant, by virtue of Consultant’s Agreement with the Company or any other position that Consultant holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Consultant for Consultant’s reasonable out-of-pocket expenses incurred in compliance with this Section.

(g)	Post-Termination Non-Assistance. Consultant agrees and covenants that, following the Term, he shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law. Should Consultant be compelled to testify, nothing in this Agreement is intended or shall prohibit Consultant from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Consultant from cooperating with any investigation by any federal, state, or local governmental agency.

(h)	(c) Change of Control & Accelerated Vesting. In the event of a “Change of Control”, meaning if the Company is either sold, acquired or there is a change in control, then the non-qualified cashless stock options shall have accelerated vesting and shall fully vest to Executive. “Change in Control” shall mean that the following applies:

The acquisition by any Person or institution of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 40% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph the following acquisitions by a Person or institution will not constitute a Change in Control: (A) a capital raise in which the investors shares are not beneficially owned by another, directly or indirectly, so they are not acting as a group; (B) any acquisition by the Company; or (C) any acquisition by any Executive benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

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4.	Consultant's Business Activities.

(a)

During the Term of this Agreement, Consultant will engage in no business or other activities, which are or may be, directly or indirectly, competitive with the business of the Company without notifying and obtaining express written consent of the Company. The parties acknowledge that nothing in this Agreement will be construed to prohibit or limit Consultant’s activities related to: (i) being on the Board of Directors of or advising companies which Consultant has a previous working relationship with prior to this Agreement, and, (ii) Consultant having invested in or will invest in or advising in a company that competes with the Company, and such activities will not be deemed to violate the provisions of this Section 4(a).

(b)

Consultant shall devote such time, attention and energy to the business and affairs of the Company as requested by the Company, and in any event, no less than the amount of time reasonably necessary to perform the Services.

5.	Competitive Activity.

(a)

Acknowledgment. Consultant acknowledges that the pursuit of the activities forbidden by Paragraph 5(b) below would necessarily involve the use, disclosure or misappropriation of Protected Information (as hereinafter defined).

(b)

Prohibited Activity. To prevent the above-described use, disclosure or misappropriation of Protected Information (as hereinafter defined), Consultant agrees that during the Term and for a period of two (2) years thereafter, Consultant shall not, directly or indirectly, disclose any Protected Information without the Company's express written consent.

6.	Representations and Warranties.

(a)

Consultant represents and warrants that: (i) Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant's undertaking this relationship with the Company; (ii) the performance of the Services called for by this Agreement does not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party; (iii) Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity; and (iv) Consultant has not entered into or will not enter into any agreement (whether oral or written) in conflict with this Agreement.

(b)

Consultant further represents and warrants that he will provide bona fide services to the Company, that such services are not in connection with the offer or sale of securities in a capital-raising transaction, that such services do not directly or indirectly promote or maintain a market for the Company’s securities, that, by prearrangement or otherwise, the Company, including all affiliates, will not control or direct the resale of the securities received hereunder in the public market, and that the Company, including all affiliates, will not directly or indirectly receive a percentage of the proceeds from such resales of any securities received by Consultant.

7.

Patent Rights, Invention and Intellectual Property. All rights, title and interest to any and all inventions, discoveries, data, biological materials or software arising from any work or research conducted under this Agreement, whether or not patentable, shall belong to Company, and Consultant hereby covenants and agrees to fully cooperate in the execution of any documents (whether an assignment of intellectual property to the Company or otherwise) which may be at any time requested by Company.

8.

Indemnification. Each Party hereby indemnifies and agrees to defend and hold harmless the other from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys' fees, arising out of any breach of this Agreement or the representations and warranties made by the Parties. The Parties' obligations under this Paragraph 8 hereof shall survive the termination, for any reason, of this Agreement.

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9.

Compliance with Securities Laws. The Company understands that any and all Compensation shall be paid solely and exclusively as consideration for the aforementioned Services by Consultant as an independent contractor. Consultant’s engagement does not involve the promotion or marketing of the Company’s securities (including its common stock), nor does it involve raising money for the Company.

10.

Attorney's Fees. Should either Party hereto, or any heir, personal representative, successor or assign of either Party hereto, resort to litigation to enforce this Agreement, the Party or Parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such litigation from the Party or Parties against whom enforcement was sought, subject to the provisions of Paragraph 20.

11.

Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

12.	Amendment. This Agreement may be amended only by a writing signed by Consultant and by a representative of the Company duly authorized.

13.

Severability. If any provision of this Agreement, as applied to either Party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, Consultant and the Company shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 20 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect Consultant’s obligations pursuant to the Applicable Provision.

14.

Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

15.

Nonwaiver. No failure or neglect of either Party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either Party hereto must be contained in a written instrument signed by the Party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.

16.

No Mitigation. In the event this Agreement is terminated for any reason prior to its expiration, Consultant shall not be required to mitigate damages hereunder, nor shall the Company be entitled to offset from any sums owing to Consultant under the terms of this Agreement.

17.

No Implied Contract. The Parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement. Neither the continuation of Services by Consultant nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

18.

Survival of Terms. Consultant’s obligations under Paragraphs 5, 6, 7, 8, 20 and 21 hereof shall remain in full force and effect after termination of the Agreement and for the entire period provided in such paragraph, if any, notwithstanding the termination of the Agreement or otherwise.

19.

Execution of the Agreement. The Company and the party executing this Agreement on behalf of the Company has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligations of the Company, enforceable in accordance with the respective terms. Upon delivery of this Agreement to Consultant, this Agreement, and the other agreements referred to herein, will constitute the valid and binding obligations of the Company, and will be enforceable in accordance with their respective terms.

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20.	Confidentiality.

(a)

For purposes of this Agreement, “Protected Information” subject to the provisions of Paragraph 20(b) means: (a) all work product; and (b) all trade secrets or other confidential or proprietary information owned, developed or possessed by the Company or any of its affiliates, whether in tangible or intangible form, pertaining to the business of the Company or any of its affiliates, including, without limitation, research and development operations, systems, databases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including process, costs, sales or content), processes, techniques, machinery, contracts, financial information or prospective customers, identities or individual contacts of business entities which are customers or prospective customers, preferences, business or habits and business relationships, whether developed prior to the date of this Agreement or hereafter, and made known to Consultant, whether or not developed, devised or otherwise created in whole or in part by Consultant's efforts, by reason of Consultant's engagement by the Company.

(b)

Notwithstanding Paragraph 20(a), Protected Information will not include information which: (a) at or prior to the time of disclosure by the Company to Consultant was already known to the Consultant (as evidenced in writing), except to the extent unlawfully appropriated; (b) at or after the time of disclosure by the Company to Consultant becomes generally available to the public other than through any act or omission on the Consultant's part; or (c) the Consultant receives from a third party free to make such disclosure without breach of any legal obligation.

	(c)	No Unauthorized Use or Disclosure of Protected Information.

		(i)	During and after the Term, up through and including eighteen (18) months thereafter, Consultant agrees that he will maintain the Protected Information in strict confidence, and shall use the Protected Information only for the purposes set forth in this Agreement.

		(ii)	During and after the Term, up through and including two (2) years thereafter, Consultant agrees that he will not: (i) use or disclose any Protected Information in contravention of the Company's policies or procedures made known to Consultant; (ii) use or disclose any Protected Information in contravention of any lawful instruction or directive, either written or oral, of any Company employee; (iii) use or disclose any Protected Information in contravention of any duty existing under law or contract; (iv) use or disclose any Protected Information knowingly to the detriment of the Company; (v) use or disclose any Protected Information to any third party without the express written consent of the Company; (vi) use or disclose any Protected Information for a purpose other than for which Consultant is authorized under this Agreement; or (vii) otherwise take any action inconsistent with the Company's measures to protect its interests in the Protected Information, or any action which would constitute or facilitate the unauthorized use or disclosure of Protected Information.

(d)

Promptly upon the termination of this Agreement, for any reason, or any time at the request of the Company, Consultant will deliver to the Company all property or materials within Consultant's possession or control which belong to the Company or its affiliates or which contain or are based upon Protected Information (including notes, presentations, reports, charts, spreadsheets and other documents which contain or reflect Protected Information).

(e)

If Consultant is required to disclose any Protected Information pursuant to any applicable statute, regulation, order, subpoena or document discovery request, Consultant may do so, provided that prior written notice of such disclosure is furnished to the Company as soon as practicable in order to afford the Company an opportunity to seek a protective order.

21.

Successors and Assigns. Subject to the other provisions of this Agreement, the rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of Consultant under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of Consultant.

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22.

Agreement to Perform Necessary Acts. The Consultant and the Company agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

23.

Assignment. Consultant may not assign this Agreement without the Company's prior written consent. This Agreement may be assigned by the Company in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, and in other instances with the Consultant's consent which consent shall not be unreasonably withheld or delayed, subject to the termination provisions in Paragraph 3 above. Compensation under this Agreement is assignable at the discretion of the Consultant.

24.

Independent Contractor. The relationship between Consultant and the Company is that of independent contractor under a “work for hire” arrangement. This Agreement is not authority for Consultant to act for the Company as its agent or make commitments for the Company. Consultant retains the discretion in performing the tasks assigned, within the scope of work specified.

25.	Taxes. Consultant agrees to pay all taxes that may be imposed upon Consultant with respect to the fees paid to Consultant hereunder.

26.

Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

27.	Governing Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Florida applicable to contracts entered into and performed entirely therein.

28.	Facsimile Certification. A facsimile copy of this Agreement signed by any and/or all Parties shall have the same binding and legal effect as an original of the same.

29.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. Regardless of whether this Agreement is executed in one or more counterparts, each such counterpart may be executed by actual or facsimile signature(s).

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

INNOVATIVE MEDTECH, INC.

/s/ Charles Everhardt
By:	Charles Everhardt
Its:	Chairman

CONSULTANT:

Red Halo, LLC

/s/ Michael Friedman
By:	Michael Friedman
Its:	Managing Member

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